EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Shares, par value $0.01 per share, of Seadrill Limited, dated as of January 10, 2023 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 10, 2023

STØPERIGATA HOLDING AS

By:	/s/ Siri Hatlen
Name:	Siri Hatlen
Title:	Board Member

By:	/s/ Lars Erik Grødal
Name:	Lars Erik Grødal
Title:	Board Member

EKSPORTFINANSIERING NORGE

By:	/s/ Tone Cathrine Lunde Bakker
Name:	Tone Cathrine Lunde Bakker
Title:	Chief Executive Officer